Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use of our report dated July 22, 2015, relating to our audit of the consolidated financial statements of Fort Knox Financial Services Corporation dba Refund Advantage as of and for the years ended December 31, 2014 and 2013, included in this Current Report on Form 8-K/A of Meta Financial Group, Inc.

Louisville, Kentucky
November 20, 2015